Exhibit 10.1

AMENDMENT NO. 1 TO THE TECHNOLOGY SUPPORT AND SETTLEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE TECHNOLOGY SUPPORT AND SETTLEMENT AGREEMENT (the "Amendment") is made and entered into as of this 30th day of April, 2001 (the "Amendment Effective Date"), by and between Corel Corporation ("Corel"), a Canadian corporation, and Microsoft Corporation ("Microsoft"), a Washington corporation.

Recitals

A. Corel and Microsoft are Parties to that certain Technology Support and Settlement Agreement dated October 2, 2000 (the "Agreement").

B. Corel and Microsoft wish to amend the terms of the Agreement as set forth herein.

Therefore, in consideration of the covenants and conditions hereinafter set forth, Corel and Microsoft agree to amend the Agreement as follows:

Agreement

1. Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning given in the Agreement.

[see Rider]

2. Amendments to Agreement

2.1 Conditional License to .NET Framework. Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.2 Conditional License to .NET Framework. In the event that Microsoft, in its sole discretion, elects to exercise the option described in Section 3.1, Microsoft shall promptly deliver to Corel one or more copies of the portion of the .NET Framework that Microsoft wishes Corel to Port to the Target Platform in source code form. Upon delivery, Microsoft shall be deemed to have granted Corel a non-transferable, non-assignable, personal and limited license to copy, modify and use the portion of the .NET Framework delivered by Microsoft at Corel's principal place of business in Ottawa, Canada, or other locations specifically pre-approved by Microsoft in writing, for the sole purpose of conducting and completing the Port Project and for no other purpose whatsoever. The foregoing license is explicitly conditioned on Corel not taking any actions that may in any manner: (i) creates or purports to create any obligation on behalf of Microsoft, or (ii) grants or purports to grant any rights or immunities to any third party under Microsoft's intellectual property or proprietary rights. Corel shall not directly or indirectly sublicense the foregoing rights. In the event Corel wishes to use third party contractors or consultants to assist with Corel's fulfillment of its obligations under this Agreement, Corel shall first obtain Microsoft's consent in writing to the use of each such third party contractor or consultant and such consent shall be explicitly conditioned upon such third party contractor or consultants compliance with all of the provisions of this Agreement, including this Section 3.2. All rights not specifically granted herein are reserved by Microsoft.

2.2 Port Deliverables Owned by Microsoft. Section 3.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.6 Port Deliverables Owned by Microsoft. The Port Deliverables have been specially ordered and commissioned by Microsoft. Corel agrees that the Port Deliverables are a "work made for hire" for copyright purposes, with all copyrights in the Port Deliverables owned by Microsoft.  To the extent that the Port Deliverables do not qualify as a work made for hire under applicable law, and to the extent that the Port Deliverables include material subject to copyright, patent, trade secret, or other proprietary right protection, Corel hereby assigns to Microsoft all right, title and interest in and to the Port Deliverables; including but not limited to, all rights in and to any inventions and designs embodied in the Port Deliverables or developed during the course of Corel's creation of the Port Deliverables. Corel hereby grants Microsoft under all existing Corel intellectual property and other proprietary rights, the following perpetual, worldwide, non-exclusive, irrevocable, royalty free, fully paid up right and license: (i) to make, use, import, copy, modify, perform, display, broadcast, transmit, sell, offer to sell, license, rent, lease, import, lend or otherwise distribute, create derivative works of or otherwise use or commercialize the .NET Framework and/or Port Deliverables and (ii) to sublicense to third parties any or all of the foregoing rights in subsections (i) including the right to sublicense to further third parties.

2.3 Conditional License of Port Deliverables to Corel. Section 3.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.7 Conditional License of Port Deliverables to Corel. Upon Microsoft's final acceptance of the Port Deliverables pursuant to Section 3.4 of this Agreement, Microsoft shall be deemed to have granted Corel a non-exclusive, perpetual, worldwide, personal, non-transferable, non-assignable limited license to (a) internally copy and use the Port Deliverables in source and object code form, and (b) license and distribute the Port Deliverables in object code form only as part of Products at any time after the first date that Microsoft commercially releases a product that includes the Port Deliverables, on the condition that Corel pays any applicable royalties or fees to Microsoft as described in Section 3.8 and distributes the Port Deliverables only under terms and conditions at least as restrictive as the terms and conditions that Microsoft applies to its own commercial distribution of such Port Deliverables. The foregoing license is explicitly conditioned on Corel not taking any actions that may in any manner: (i) distributes or purports to distribute the Port Deliverables on a standalone basis, (ii) distributes or purports to distribute the Port Deliverables in conjunction with Potentially Tainted Software (as defined below); or (iii) uses or purports to use Potentially Tainted Software (e.g. tools) to develop Corel Products which include the Port Deliverables. For purposes of the foregoing, "Potentially Tainted Software" means software which is licensed pursuant to terms that (x) creates or purports to create obligations for licensee, or for Microsoft with respect to the .NET Framework or Port Deliverables, or (y) grants or purports to grant to any third party any rights or immunities under licensee's intellectual property or proprietary rights, or Microsoft's intellectual property or proprietary rights in the .NET Framework or Port Deliverables. By way of example but not limitation of the foregoing, Corel shall not distribute the Port Deliverables in conjunction with any Publicly Available Software (as defined in section 2.4 of this Amendment below). All rights not specifically granted herein are reserved by Microsoft.

2.4 Representations and Warranties. The following Section 11.1.4 is hereby added to the Agreement:

11.1.4 Publicly Available Software. Corel has not, and will not in any manner: (i) create or purport to create any obligation on behalf of Microsoft, or (ii) grant or purport to grant any rights or immunities to any third party under Microsoft's intellectual property or proprietary rights. By way of example but not limitation of the foregoing, Corel shall not incorporate any "Publicly Available Software" in whole or in part into any part of the Port Deliverables, or use "Publicly Available Software" in whole or in part in the development of any part of the Port Deliverables in a fashion that may subject the Port Deliverables or the underlying .NET Framework in whole or in part to all or part of the license obligations of any such "Publicly Available Software". "Publicly Available Software" means any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) include specified attributions, disclaimers or other notices, or that marketing materials related to such software include such attributions, disclaimers or other notices; or (d) be redistributable on a royalty free basis. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (r) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (s) The Artistic License (e.g., PERL), (t) the Mozilla Public License, (u) the Netscape Public License, (v) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (w) the Sun Community Source License (SCSL), (x) the Sun Industry Source License (SISL), (y) the Apache Server license, and (z) any software that is distributed under subsections (a), (b), (c) or (d) above. The licenses granted to Corel in this Agreement are expressly conditioned upon compliance with the provisions of Section 11.1 herein.

2.5 Termination of Port Project. The following Section 13.4 is hereby added to the Agreement:

13.4 Termination of Port Project.  Microsoft may terminate the Port Project at any time immediately upon sending written notice to Corel. Upon receipt of such notice, all Corel license rights to the .NET Framework and Port Deliverables under the Agreement shall immediately terminate and Corel shall immediately return all copies of such .NET Framework, Port Deliverables and related materials (except for materials licensed to Corel under Section 2.1 of the Agreement) to Microsoft. If requested by Microsoft, Corel shall provide a declaration signed by an officer of Corel attesting that all copies of the .NET Framework, Port Deliverables and such related materials have been returned to Microsoft.

2.6 Assistance. The following Section 15.14 is hereby added to the Agreement:

15.14 Assistance.  Corel shall execute and deliver such instruments and take such other action as may be requested by Microsoft to perfect, enforce, protect or defend Microsoft's rights contemplated by this Agreement and to carry out the assignments to Microsoft contemplated in this Agreement, and assist Microsoft and its nominees in the event of any third party claim or litigation that calls into question any aspect of the foregoing. Such assistance shall include, without limitation, (a) providing Microsoft or its nominees such documents as Microsoft or its nominees may request concerning the Port Deliverables, and .NET Framework relating to this Agreement, and (b) making available, upon reasonable notice and for a reasonable period of time, such personnel (including employees, contractors and consultants involved in relevant projects) as Microsoft or its nominees may request (i) for interviews concerning matters pertinent to the Port Deliverables, and .NET Framework relating to this Agreement with Microsoft, its nominees or attorneys, (ii) for the execution of affidavits by such persons concerning matters pertinent to the Port Deliverables, and .NET Framework relating to this Agreement, and (iii) to appear in person as witnesses at deposition or at trial at such locations as Microsoft or its nominees request and to testify truthfully concerning matters within their knowledge pertinent to the Port Deliverables, and .NET Framework relating to this Agreement. Microsoft will reimburse Corel for Corel's actual, reasonable and out of pocket costs in providing such assistance. Corel shall cooperate with Microsoft in the filing and prosecution of any copyright or patent applications that Microsoft may elect to file.

[see Rider]

3. Conditions to Effectiveness

Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until all Parties shall have each executed and delivered counterparts of this Amendment to each other.

4. No Further Amendment

Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect and the Parties hereby ratify their respective obligations thereunder.

5. Miscellaneous

5.1 Entire Agreement. The Agreement as expressly modified by this Amendment shall constitute the entire agreement among the Parties with respect to the subject matter hereof and merges all prior and contemporaneous communications.

5.2 Severability. If any provision of this Amendment shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

5.3 Governing Law. This Agreement shall be construed and controlled by the laws of the State of New York, and the Parties further consent to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter jurisdiction exists, in which case the Parties consent to the exclusive jurisdiction and venue in the Superior of King County, Washington. Corel waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either Party in the manner authorized by applicable law or court rule. Process may be served on either Party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by the Washington Long Arm Statute.

5.4 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto; provided, however, that neither Party may assign this Amendment, in whole or in part, without the prior written approval of the other Party. For the purposes of this Amendment, the term "assignment" includes a Change in Control. Any attempted assignment in violation of this Section shall be void.

5.5 Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be original, and all of which taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of an originally executed counterpart of this Amendment.

In Witness Whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date shown above.

MICROSOFT CORPORATION COREL Corporation

By (signature) By (signature)

Thomas L. Button Derek Burney

Name (print) Name (print)

Vice President President & CEO

Title Title

April 30, 2001 April 17, 2001

Date Date